EXHIBIT 4.2

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) dated as of July 22, 2015, by and among MTR Gaming Group, Inc., a Delaware corporation (the “Issuer”), Mountaineer Park, Inc., a West Virginia corporation (“Mountaineer”), Presque Isle Downs, Inc., a Pennsylvania corporation (“Presque”), Scioto Downs, Inc., an Ohio corporation (“Scioto” and, together with Mountaineer and Presque, the “Guarantors”), and Wilmington Trust, National Association, as trustee and collateral agent (the “Trustee”), under the Indenture dated as of August 1, 2011 (as amended by that certain first supplemental indenture dated as of September 17, 2014, by and among the Issuer, the Guarantors and the Trustee, the “Indenture”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer, the Trustee and the Guarantors have heretofore executed and delivered the Indenture providing for the issuance by the Issuer of 11.50% Senior Secured Second Lien Notes due 2019 (the “Notes”);

WHEREAS, the Issuer has offered to purchase for cash any and all outstanding Notes pursuant to the tender offer commenced on July 13, 2015 (the “Tender Offer”) and in connection therewith solicited consents from the Holders of the Notes to certain proposed amendments to the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as set forth herein in accordance with Section 9.02 of the Indenture; provided that such amendments may not, without the consent of the Holders of 75% in principal amount of the Notes outstanding, release all or substantially all of the Collateral other than in accordance with the Indenture, the Intercreditor Agreement and the Security Documents;

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed amendments set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Boards of Directors (or equivalent governing bodies or persons) of the Issuer and the Guarantors authorizing the execution of this Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph, and (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.06, 13.04 and 13.05 of the Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed.

NOW, THEREFORE, in consideration of the foregoing the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01.  Deletion of Provisions.  Subject to Section 2.02 hereof, the Indenture is hereby amended to delete the following sections in their entirety and, in the case of each such section, insert in lieu thereof the phrase “[Intentionally Omitted]” and any and all references thereto, and any and all obligations thereunder and any events of default related thereto are hereby deleted throughout the Indenture and such sections and references shall be of no further force or effect:  Sections 4.03, 4.06, 4.07, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.22 and clauses (c), (d), (e), (f), (i), (j) and (k) of  Section 6.01.

SECTION 1.02.  Other Amendments.

(a)                                 Subject to Section 2.02 hereof, Section 6.01(g) of the Indenture is hereby deleted in its entirety and replaced with:

“The Issuer, pursuant to or within the meaning of Bankruptcy Law:

(i)                                     commences a voluntary case,

(ii)                                  consents to the entry of an order for relief against it in an involuntary case,

(iii)                               consents to the appointment of a custodian of it for all or substantially all of its property, or

(iv)                              makes a general assignment for the benefit of its creditors;”

(b)                                 Subject to Section 2.02 hereof, Section 6.01(h) of the Indenture is hereby deleted in its entirety and replaced with:

“a court of competent jurisdiction enters an order or decree with respect to the Issuer under any Bankruptcy Law that:

(i)                                     is for relief against the Issuer in an involuntary case;

(ii)                                  appoints a custodian of the Issuer or for all or substantially all of the property of the Issuer; or

(iii)                               orders the liquidation of the Issuer.

and the order or decree remains unstayed and in effect for 60 consecutive days;”

SECTION 1.04.  Amendment of Definitions.  To the extent not expressly deleted pursuant to the amendments set forth in this Supplemental Indenture, (a) any definitions used in the provisions of the Indenture deleted pursuant to the amendments set forth under this Supplemental Indenture are hereby deleted in their entirety from the Indenture and the Notes and (b) all references made to a definition deleted from the Indenture pursuant to this paragraph are hereby deleted in their entirety.

SECTION 1.05.  Amendments to the Notes.  The Notes include certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Sections 1.01 and 1.02 hereof.

Subject to Section 2.02 hereof, such provisions from the Notes shall be deemed deleted or amended as applicable.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01.  Effect of this Supplemental Indenture.  Except as amended hereby, all of the terms of the Indenture and the Notes shall remain and continue in full force and effect and are hereby confirmed in all respects.  From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

SECTION 2.02.  Effectiveness.  The provisions of this Supplemental Indenture shall become effective only upon the purchase by the Issuer of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer.

SECTION 2.03.  Governing Law.  Section 13.08 of the Indenture shall apply to this Supplemental Indenture.

SECTION 2.04.  Trust Indenture Act Controls.  No modification of any provisions of the Indenture effected by this Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Supplemental Indenture.

SECTION 2.05.  Trustee Disclaimer; Trust.  The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer and the Guarantors, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein provided.

SECTION 2.06.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument. Delivery of an electronic signature page to this Supplemental Indenture shall be as effective as delivery of a manually executed counterpart.

SECTION 2.07.  Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date hereof.

ISSUER:

MTR GAMING GROUP, INC.

	By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

GUARANTORS:
MOUNTAINEER PARK, INC.
PRESQUE ISLE DOWNS, INC.
SCIOTO DOWNS, INC.

	By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

[Signature Page to MTR Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

[Signature Page to MTR Supplemental Indenture]